Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue – 38th floor
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

December 15, 2008

Medallion Financial Enters Into New $200 Million Credit Facility

NEW YORK, N.Y. – December 15, 2008 – Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced today that, through a special purpose subsidiary, it has entered into a new commercial paper conduit facility agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) as Agent for its conduit, Autobahn Funding Company LLC. Approximately $70 million of the proceeds from the facility was used to repay all borrowings under the company’s facility with Merrill Lynch. The remaining amounts under the facility will be available to provide the company with greater liquidity to finance and grow its taxi medallion portfolio. The facility covers taxicab medallion lending in New York City as well as Boston, Chicago and other cities throughout the United States. The initial facility amount is $200,000,000 and has a duration of five years.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased to have entered into this new transaction, particularly in the current credit environment. We believe this underscores the strong asset quality underlying our medallion loans and the continued positive performance of our medallion loan portfolio and our company overall. We are particularly excited about the opportunity to bring another high-quality committed lender like DZ Bank into our stable of funding sources. During December, together with the previously announced renewal of our Citibank facility, we have entered into agreements with third party lenders for $425 million of committed capital. We believe that speaks volumes as to the credit quality and prospects of Medallion Financial.”

Larry Hall, Medallion Financial’s Chief Financial Officer, stated, “Since December 31, 2006, corporate medallion prices in New York City have increased more than 38% and currently exceed $700,000. This new credit facility is the longest term bank facility into which Medallion has entered and provides us with a lower overall cost of funds than did our facility with Merrill Lynch. This five year commitment, together with our other funding sources such as Medallion Bank, ensures we have the funding necessary to continue to effectively grow the portfolio in the years ahead.”

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.